Exhibit 12.2

Kimco Realty Corporation and Subsidiaries

Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

For the year ended December 31, 2009

Pretax loss from continuing operations before adjustment for
noncontrolling interests or income loss from equity investees	$(55,650,962)

Add:
Interest on indebtedness (excluding capitalized interest)	209,678,956
Amortization of debt related expenses	7,742,739
Portion of rents representative of the
interest factor	7,886,099
169,656,832

Distributed income from equity investees	136,697,229

Pretax earnings from continuing operations, as adjusted	$306,354,061

Combined fixed charges and preferred stock dividends -
Interest on indebtedness (including capitalized interest)	$231,143,601
Preferred dividend factor	47,287,500
Amortization of debt related expenses	4,069,225
Portion of rents representative of the
interest factor	7,886,099

Combined fixed charges and preferred stock dividends	$290,386,425

Ratio of Earnings to Combined Fixed Charges
and Preferred Stock Dividends	1.05

162